EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter 2020

Total Net Income of $1.7 Million Improves 228.8% over 2019

Net Income of $1.3 Million Available to Common Shareholders Improves 157.4% Over 2019

Describes Response to COVID-19 Pandemic

For First Quarter 2020: Year-Over-Year Total Revenue Increased 24.7%, Interest Earning Assets Up $93.6 Million (10.3%), and Noninterest Expense Declined 6.9%

Oswego, N.Y. — May 18, 2020 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced first quarter 2020 net income attributable to the Company of $1.7 million compared to $514,000 for the first quarter of 2019.  Further, the Company announced first quarter 2020 net income available to common shareholders of $1.3 million, or $0.29 per diluted share, compared to net income of $514,000, or $0.12 per diluted share, for the first quarter of 2019. First quarter 2020 revenue (net interest income and total noninterest income) of $9.5 million, was up $1.9 million, or 24.7%, compared to $7.6 million for the first quarter of 2019, reflecting increases to both net interest income and total noninterest income.

Performance Highlights - First Quarter 2020

•	Net interest income of $7.8 million increased by 18.8%, compared to $6.5 million for the first quarter of 2019
•	Total interest-earning assets for the first quarter of 2020 were $1.0 billion, an increase of $93.6 million, or 10.3%, from $913.0 million for the first quarter of 2019
•	Total loans of $750.5 million at March 31, 2020 represented growth of $92.9 million, or 14.1%, from $657.6 million at March 31, 2019
•

Total deposits at March 31, 2020 were $899.9 million, an increase of $94.3 million, or 11.7%, compared to $805.5 million at March 31, 2019 and an increase of $18.0 million, or 2.0%, compared to $881.9 million at December 31, 2019

•

Asset quality metrics remained stable with annualized net loan charge-offs to average loans of 0.07% for the first quarter of 2020, compared to 0.10% for the first quarter of 2019 and 0.09% for the fourth quarter of 2019

•

The first quarter 2020 provision for loan losses was $1.1 million, an increase of $923,000 compared to $144,000 for the prior year first quarter, and an increase of $455,000 compared to the fourth quarter of 2019

“Based in large part on the Company’s strong balance sheet position at the end of 2019, the Company booked solid first quarter results.  As the quarter progressed, particularly in March, we responded on many fronts to the extraordinary market and economic challenges that were the result of the spread of the COVID-19 pandemic. Despite the disruptions caused by this almost totally unprecedented public health crisis in the later part of the quarter, we realized year-over-year revenue growth of 24.7%, double-digit loan and deposit growth compared to first quarter 2019 and a nearly 7.0% decline in noninterest expense compared to the prior-year quarter,” said Thomas W. Schneider, President and Chief Executive Officer.

“Our net income attributable to the Company improved to $1.7 million compared with $514,000 in the first quarter 2019.  This increase in net income was achieved despite an increase of $923,000 in our provision for loan losses.  The increase in the provision for loan losses reflected strong year-over-year quarterly growth in our loan portfolios, tempered by continued favorable loan quality metrics through March 31, 2020, and the ongoing economic uncertainty associated with the COVID-19 pandemic.”

“The Central New York economy and our customers have been seriously impacted by ongoing governmental actions necessary to contain the health crisis. As an important source of financial strength and support within the communities we serve, we are closely monitoring the situation and taking the appropriate steps to minimize the current and future impact of this unprecedented public health and economic event.”

“Our capital position is strong, and we are closely tracking our loan portfolio and working individually with affected customers. During the first quarter, we also moved to substantially increase the liquidity levels within our balance sheet to ensure that we can continue to support the funding needs of our customers and readily meet all of our contractual obligations. The support we are giving customers includes providing loan deferrals for both business and consumer borrowers, as well as robust participation in the Small Business Administration’s Paycheck Protection Program. With respect to potential longer-term credit-related issues within our portfolios, the Company has included supplemental loan portfolio concentration and segmentation disclosures within this earnings release intended to assist investors in evaluating our potential exposure.”

“With the goal of protecting both our employees and customers, and in recognition that our industry provides essential services to the community, we enacted a range of operating protocols that limit branch access to drive-thru and in-branch availability by appointment only, promote the conducting of meetings via teleconference and video, schedule enhanced sanitizations of our locations on a daily basis, and implement mandatory social distancing techniques within the Company’s workspace including a rapid implementation of productive remote working environments. We’re also encouraging our customers to utilize our various digital channels for transactions whenever possible.  We believe that we have been able to conduct the vast majority of our transactional activities with our valued customers in a manner that has been both safe and continuously available, responsive and generally convenient throughout this difficult period.”

“Restricting access to the services provided in our offices is an extraordinary step which reflects the seriousness of the situation we are currently facing. We believe that the combination of providing essential services within the framework of significantly enhanced precautions against the spread of the disease will provide the best overall outcome for our customers and employees.”

“We have always been proud of our role as a community-focused financial institution with a long history of supporting our customers and the communities that we serve in their time of need. The current health crisis highlighted our essential role as a local bank our community trusts. We will continue to support the financial needs of the communities we serve through this uncertain period. We continue to evaluate our COVID-19 relief programs, including options to extend or expand the programs activities and protocols as the situation evolves.”

Income Statement

The Company’s first quarter 2020 net interest income increased $1.2 million, or 18.8%, to $7.8 million, compared to $6.5 million for the prior year first quarter. The increase was due principally to a $1.4 million, or 14.2%, increase in interest and dividend income that was a result of growth in average interest-earning assets of $128.4 million compared to the prior year first quarter. Average loans for the first quarter of 2020 increased by $127.4 million, or 20.1%, over the prior year first quarter primarily as a result of growth in the commercial and consumer loan portfolios. The higher first quarter 2020 interest income was partially offset by a volume driven increase in the cost of average interest-bearing liabilities. Average interest-bearing liabilities increased by $99.6 million, or 12.8%, from the first quarter of 2019, however the interest rate paid on average interest-bearing liabilities decreased by 12 basis points. The increase in average interest-bearing liabilities was principally the result of an $81.2 million increase in average balance of time deposits, an increase of $9.9 million in average MMDA account balances, and a $5.5 million increase in average NOW account balances.

The Company’s net interest margin for the three months ended March 31, 2020 was 3.03%, an increase of 11 basis points compared to the first quarter 2019 net interest margin of 2.92%, and a 6 basis point decrease from 3.09% for the fourth quarter of 2019.  The increase in the net interest margin compared to the first quarter of 2019 was primarily a result of an 8 basis point increase in the average yield earned on average loans, along with a 12 basis point decrease in the interest rate paid on average interest-bearing liabilities.  Net interest margin, in aggregate, was adversely affected in the later stages of the quarter ended March 31, 2020 by significant increases in the average balance of lower-yielding cash equivalent assets.  These assets, which increased $37.4 million, or 185.6%, at March 31, 2020, as compared to December 31, 2019, were added as a result of a perceived need for additional readily-available liquidity reserves in a time of unprecedented uncertainty and significant market instability, as a result of the pandemic.

The first quarter 2020 provision for loan losses was $1.1 million, an increase of $923,000 compared to $144,000 for the prior year first quarter, and an increase of $455,000 compared to the fourth quarter of 2019. The provision for loan losses was increased in the quarter ended March 31, 2020, as compared to the same quarter in the previous year, primarily due to the deterioration in qualitative and environmental factors applied to the Company’s loan portfolios.  This deterioration in the qualitative and environmental factors used by management to determine provision expense is reflective of the substantial increase in economic uncertainty and the resultant potential for increased credit losses in future periods, as a consequence of the COVID-19 pandemic. Additionally, the provision reflects an increase in outstanding loan balances of $92.9 million, or 14.1% in the quarter ended March 31, 2020, as compared to the same quarter in the previous year.

Total noninterest income was $1.7 million for the first quarter of 2020, compared to $1.1 million for the prior year first quarter. The increase in noninterest income was principally due to a $680,000 increase in net gains on sales of loans and foreclosed real estate, a $94,000 increase in insurance agency revenue, and a $74,000 increase in service charges on deposit accounts for the current period.  The gain on the sale of loans and foreclosed real estate was primarily the result of the sale of $35.9 million in seasoned, conforming residential mortgage loans that was completed in January 2020.  These increases in noninterest income were partially offset by a $235,000 decrease in unrealized gains on equity securities compared to the first quarter of 2019. This decrease in unrealized gains on equity securities was the result of a significant decline in the equity markets at March 31, 2020 primarily due to the economic effects of the COVID-19 pandemic.

Total noninterest expense in the first quarter of 2020 was $6.2 million, a decrease of $466,000, or 6.9%, compared to $6.7 million for the prior year first quarter. The decrease in noninterest expense was due principally to a $403,000 decrease in salary and benefit expenses, and a $207,000 decrease in foreclosed real estate expenses, partially offset by a $98,000 increase in building and occupancy expense related to the placement in service of a new rental property. The $403,000 decrease in salaries and employee benefits expense in the first quarter of 2020, as compared to the same three-month period in 2019, was primarily due to a $150,000 decrease in employee benefits expense, a $124,000 decrease in commissions and incentives expense, and a $110,000 decrease in salaries expense. Employee benefits expense decreased primarily due to increased accrued earnings from the Company’s defined benefit pension plan reflecting higher plan asset valuations on January 1, 2020, as compared to the same date in 2019.  Commissions and incentives expense declined primarily due to management’s election to suspend the substantial majority of incentive accruals in response to the uncertainties associated with the COVID-19 pandemic.  Those accruals totaled $172,000 in the first quarter of 2019.

Balance Sheet at March 31, 2020

Total assets were $1.1 billion on March 31, 2020, an increase of $132.6 million, or 13.6%, from $975.1 million at the end of the first quarter of 2019, and an increase of $13.8 million, or 1.3%, from the 2019 year end. The year over year increase in total assets was primarily a result of loan portfolio growth of $92.9 million, or 14.1%, from the end of the first quarter of 2019 and an increase in cash and cash equivalents of $32.8 million, or 132.0%, from $24.8 million at the end of first quarter 2019.  This increase from December 31, 2019 was primarily due to an increase in cash and cash equivalents of $37.4 million, an increase in investment securities of $7.6 million, partially offset by a decrease in net loans of $31.9 million.

Total deposits at March 31, 2020 were $899.9 million, an increase of $94.3 million, or 11.7%, from $805.5 million on March 31, 2019, and up $18.0 million, or 2.0%, from $881.9 million on December 31, 2019. Noninterest-bearing deposits were up $6.0 million, or 5.6%, from the 2019 year end, primarily the result of continued growth in business banking relationships. The increase in deposits compared to March 31, 2019 was due to growth in retail and commercial relationship deposits along with brokered deposit inflows.  Brokered deposits increased during the quarter ended March 31, 2020 by $42.4 million, or 56.9%, primarily as a result of the Bank’s efforts to significantly increase cash and cash equivalent balances in response to the COVID-19 pandemic.

Shareholders’ equity decreased $2.4 million to $88.0 million at March 31, 2020 from $90.4 million at December 31, 2019.  This decrease in shareholders’ equity during the quarter ended March 31, 2020 was principally due to a $4.1 million increase in accumulated comprehensive loss. The increase in accumulated comprehensive loss’s effect on total shareholders’ equity was partially offset by a $1.3 million increase in retained earnings, a $297,000 increase in paid-in capital, and a $46,000 increase in earned ESOP shares. The comprehensive loss recorded in the quarter ended March 31, 2020 was primarily the result of the unrealized depreciation in the fair market value of our available-for-sale investment securities portfolio during the three months ended March 31, 2020.  This depreciation was primarily due to the effects of the COVID-19 pandemic on global fixed income markets at the end of March 2020, as trading activity in those markets was substantially halted and normal market-based price discovery mechanisms were temporarily, but substantially, incapacitated. As a result, available market price quotations for many of the securities within the Company’s investment securities portfolio were not reflective of the fair values that would be obtainable in normally functioning markets.

The increase in retained earnings resulted from $1.7 million in net income recorded in the first three months of 2020.  In addition, retained earnings was further reduced by $278,000 for cash dividends declared on our common stock, $69,000 for cash dividends declared on our preferred stock, and $8,0000 for cash dividends declared on our issued warrant.

Asset Quality

The Bank’s first quarter 2020 asset quality metrics remained stable. The annualized net loan charge-offs to average loans ratio was 0.07% for the first quarter of 2020, compared to 0.10% for the first quarter of 2019 and 0.09% for the fourth quarter of 2019. Nonperforming loans to total loans were 0.62% at March 31, 2020, 11 basis points higher compared to 0.51% at the end of first quarter 2019, and 5 basis points lower compared to 0.67% at the end of 2019. The allowance for loan losses to nonperforming loans for the first quarter of 2020 was 205.87%, compared to 215.18% for the first quarter of 2019, and 165.25% for the fourth quarter of 2019. The Bank’s relatively consistent asset quality metrics, through March 31, 2020, are reflective of the Bank’s disciplined risk management process, along with the historical relative economic stability of the Central New York State region. In light of the COVID-19 challenges faced by its customer base, the Bank is monitoring its loan portfolios and working closely with customers to help navigate through the current economic challenges.

Additional COVID-19 Response

In early January 2020, the World Health Organization issued an alert that a novel coronavirus outbreak was emanating from the Wuhan Province in China. Over the course of the next several weeks, the outbreak continued to spread to various regions of the world prompting the World Health Organization to declare COVID-19 a global pandemic on March 11, 2020.   In the United States, the rapid spread of the COVID-19 virus invoked various Federal and New York State authorities to make emergency declarations and issue executive orders to limit the spread of the disease.  Measures included restrictions on international and domestic travel, limitations on public gatherings, implementation of social distancing protocols, school closings, orders to shelter in place and mandates to close all non-essential businesses to the public. Concerns about the spread of the disease and its anticipated negative impact on economic activity, severely disrupted both domestic and international financial markets prompting the world’s central banks to inject significant amounts of monetary stimulus into their respective economies. In the United States, the Federal Reserve System’s Federal Open Market Committee, swiftly cut the target Federal Funds rate to a range of 0% to 0.25%, including a 50 basis point reduction in the target federal funds rate on March 3, 2020 and an additional 100 basis point reduction on March 15, 2020. In addition, the Federal Reserve initiated various market support programs to ease the stress on financial markets. In addition, on March 27, 2020, the United States Congress passed the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which is intended to provide approximately $2.5 trillion of direct support to U.S. citizens and businesses affected by the COVID-19 outbreak.

As previously noted, the Bank is participating in the Paycheck Protection Program (“PPP”), which was established by the CARES Act and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”).  Through May 15, 2020, the Bank has submitted to and received approval from the SBA for 619 loans totaling approximately $73.5 million through this program.  The Bank continues to be in the process of submitting a limited number of additional applications utilizing the latest round of available authorizations from the SBA and believes that it has sufficient liquidity to support current and anticipated funding requests from borrowers.

In addition to the PPP activities, described above, the Bank has also been working proactively with consumer and business borrowers experiencing financial hardship related to the COVID-19 pandemic. Through May 15, 2020, independent of PPP advances, the Bank granted payment deferral requests primarily for 90 days, on 540 loans representing approximately $142.9 million of existing loan balances.

Borrowers that were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case by case basis for troubled debt restructure classification and non-performing loan status. In the instances where the Company granted a payment deferral to a delinquent borrower, the borrower’s delinquency status was frozen as of February 29, 2020, and their loans will continue to be reported as delinquent during the deferment period based on their delinquency status as of that date. The Company anticipates that the number and amount of COVID-19 financial hardship payment deferral requests will increase significantly during the second quarter of 2020.  Consistent with industry regulatory guidance, borrowers that were granted COVID-19 related deferrals but were otherwise current on loan payments will continue to have their loans reported as current loans during the agreed upon deferral period, accrue interest and not be accounted for as troubled debt restructurings.

From a credit risk and lending perspective, the Company has taken actions to identify and assess its COVID-19 related credit exposures based on asset class and borrower type. No specific COVID-19 related credit impairment was identified within the Company’s investment securities portfolio during the first quarter of 2020.  In addition, based on its analysis of credit exposures by asset class and borrower type, no additional credit impairments were identified within the Bank’s loan portfolios as of March 31, 2020.

The COVID-19 crisis is expected to continue to impact the Company’s financial results, as well as demand for its services and products during the second quarter of 2020 and potentially beyond. The short- and long-term implications of the COVID-19 crisis, possibly muted by offsetting governmental monetary and fiscal stimulus measures, on the Company’s future revenues, earnings results, allowance for credit losses, capital reserves, and liquidity are unknown at this time.

Cash Dividend Declared

On March 23, 2020, the Board of Directors of Pathfinder Bancorp, Inc. declared a quarterly cash dividend of $0.06 per share to common and preferred stockholders, as well as a cash dividend of $0.06 per notional share for the issued common stock warrant, all relating to the fiscal quarter ended March 31, 2020. The dividend was payable on May 8, 2020 to all shareholders of record on April 16, 2020.

Supplemental Disclosure – Loan Portfolio by Collateral Type at March 31, 2020

The following table details the Company's loan portfolio by collateral type within major categories:

(Unaudited)
(Dollars in thousands)	Balance	Number of Loans	Average Loan Balance	Minimum/ Maximum Loan Balance	Allowance for Loan Losses	Percent of Total Loans
Residential Mortgage Loans	$214,637	2,096	$102	$1 - $1,576	$731	29%

Commercial Real Estate:
Mixed Use	$44,722	50	$894	$39 - $7,433	$724	6%
Multi-Family Residential	39,216	58	676	$27 - $6,015	635	5%
Hotels and Motels	32,576	10	3,258	$226 - $11,500	528	4%
Office	31,560	57	554	$14 - $4,927	511	4%
Retail	23,661	54	438	$2 - $5,248	383	3%
1-4 Family Residential	18,604	147	127	$10 -$1,250	301	2%
Automobile Dealership	16,054	10	1,605	$174 - $6,099	260	2%
Recreation/ Golf Course/ Marina	10,857	15	723	$35- $3,150	176	1%
Warehouse	10,173	15	678	$10 - $2,700	165	1%
Manufacturing/Industrial	6,458	14	461	$5 - $1,450	105	1%
Restaurant	6,386	25	255	$11 - $1,325	104	1%
Automobile Repair	4,853	10	485	$61 - $2,342	79	1%
Not-For-Profit & Community Service Real Estate	3,398	3	1,133	$110 - $1,698	55	1%
Land	3,204	6	534	$28 - $2,000	52	1%
Skilled Nursing Facility	2,833	1	2,833	$2,833	46	1%
All Other	7,374	37	199	$1 - $746	119	1%
Total Commercial Real Estate Loans	$261,929	512	$512		$4,243	35%

Commercial and Industrial:
Secured Term Loans	$64,025	366	$175	$0 - $6,335	$1,322	9%
Unsecured Term Loans	20,749	133	156	$0 - $1,647	429	3%
Secured Lines of Credit	48,009	284	169	$0 - $5,000	991	6%
Unsecured Lines of Credit	11,345	139	82	$0 - $2,999	234	1%
Total Commercial and Industrial Loans	$144,128	922	$156		$2,976	19%

Tax Exempt Loans	$7,937	24	$331	$9 - $2,425	$1	1%

Consumer:
Home Equity Lines of Credit	$44,732	1,100	$41	$1 - $418	$536	6%
Automobile	33,832	2,076	16	$1 - $375	405	4%
Consumer Secured	4,726	85	56	$24 - $157	57	1%
Consumer Unsecured	35,827	7,095	5	$1 - $120	429	4%
All Others	2,454	849	3	$0 - $60	30	1%
Total Consumer Loans	$121,571	11,205	$11		$1,457	16%

Net deferred loan fees	320	-	-	-	-	-
Unallocated allowance for loan losses	-	-	-	-	198	-
Total Loans	$750,522	$14,759	$51		$9,606	100%

Supplemental Disclosure – Total Related Credits Over $5.0 Million at March 31, 2020

The Bank monitors all of its credit relationships to ensure that the total loan amounts extended to one borrower, or to a related group of borrowers, does not exceed the maximum permissible levels defined by applicable regulation or the Bank’s generally more restrictive internal policy limits.  Loans to a single borrower, or to a related group of borrowers, are referred to as total related credits.  Total related credits encompass all related or affiliated borrower loan balances, including available unused lines of credit, for both personal and business loans.  As a means of illustrating the Bank’s level of exposure to total related credits, management has elected to summarize all such relationships greater than $5.0 million at March 31, 2020.  On that date, the Bank had 25 total related credit relationships, comprised of 179 individual loans or lines of credit, with aggregate outstanding and committed line balances in excess of $5.0 million.  These total related credits ranged from $5.0 million to $12.8 million with the outstanding or committed line balances associated with these relationships totaling $192.0 million.  Of the $192.0 million in these total related credits, $182.4 million was secured by various types of collateral assets, primarily commercial real estate properties, and $9.6 million was unsecured.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At March 31, 2020, there were 4,740,446 shares of common stock issued and outstanding, as well as 1,155,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At March 31, 2020, the Company and subsidiaries had total consolidated assets of $1.1 billion, total deposits of $899.9 million and shareholders' equity of $88.3 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2020	2019
Condensed Income Statement
Interest and dividend income	$11,043	$9,669
Interest expense	3,264	3,122
Net interest income	7,779	6,547
Provision for loan losses	1,067	144
	6,712	6,403
Noninterest income excluding net gains (losses) on sales of securities, loans and foreclosed real estate	1,244	981
Net gains (losses) on sales of securities, loans and foreclosed real estate	698	71
(Losses) gains on marketable equity securities	(194)	41
Noninterest expense	6,245	6,711
Income before income taxes	2,215	785
Provision for income taxes	455	251

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,760	$534
Net income attributable to noncontrolling interest	70	20
Net income attributable to Pathfinder Bancorp Inc.	$1,690	$514
Convertible preferred stock dividends	69	-
Warrant dividends	8	-
Undistributed earnings allocated to participating securities	290	-
Net income available to common shareholders	$1,323	$514

	For the Periods Ended
	(Unaudited)
	March 31,	December 31,	March 31,
	2020	2019	2019
Selected Balance Sheet Data
Assets	$1,107,643	$1,093,807	$975,072
Earning assets	1,006,535	1,032,817	912,958
Total loans	750,522	781,451	657,590
Deposits	899,860	881,893	805,528
Borrowed funds	91,437	93,125	77,434
Allowance for loan losses	9,606	8,669	7,284
Subordinated loans	15,136	15,128	15,102
Pathfinder Bancorp, Inc. Shareholders' equity	88,006	90,434	66,180

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.07%	0.09%	0.10%
Allowance for loan losses to period end loans	1.28%	1.11%	1.11%
Allowance for loan losses to nonperforming loans	205.87%	165.25%	215.18%
Nonperforming loans to period end loans	0.62%	0.67%	0.51%
Nonperforming assets to total assets	0.43%	0.49%	0.41%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2020	2019
Key Earnings Ratios
Return on average assets	0.62%	0.22%
Return on average common equity**	8.71%	3.13%
Return on average equity	7.27%	3.13%
Net interest margin	3.03%	2.92%

Share and Per Share Data
Basic weighted average shares outstanding*	4,606,772	4,244,061
Basic earnings per share*	$0.29	$0.12
Diluted weighted average shares outstanding*	4,606,772	4,308,464
Diluted earnings per share*	$0.29	$0.12
Cash dividends per share	$0.06	$0.06
Book value per common share at March 31, 2020 and 2019	$15.32	$15.09
Tangible book value per common share at March 31, 2020 and 2019	$14.34	$14.01

Non-GAAP Reconciliation
Tangible book value per common share
Common equity	$67,956	$61,483
Basic weighted average shares outstanding*	4,740	4,387
Tangible book value per common share	$14.34	$14.01

* Basic and diluted earnings per share are calculated based upon the two-class method for the three months ended March 31, 2020.  Basic and diluted earnings per share are calculated based upon net income available to common shareholders for the three months ended March 31, 2019.

Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company’s common shares, retained earnings and additional paid-in capital.  This amount is equal to the Company’s total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.